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                                                                    Exhibit 21.1
                              List of Subsidiaries



1.       Hermes Europe Railtel Holdings B.V.
2.       Ebone A/S [75% holding]
3.       Hermes Europe Railtel (Ireland) Ltd.
4.       Hermes Europe Railtel (Network) Ltd.
5.       HER Network Services BVBA
6.       Hermes Europe Railtel (France) SARL
7.       Hermes Europe Railtel (Germany) GmbH
8.       Hermes Europe Railtel (UK) Ltd.
9.       Hermes Europe Railtel (Sweden) AS
10.      Hermes Europe Railtel (Spain) S.L.
11.      Hermes Europe Railtel (Italy) S.r.l.
12.      Hermes Europe Railtel (US) Inc.
13.      Hermes Europe Railtel (Denmark)
14.      Hermes Europe Railtel (Switzerland)